EXHIBIT 4.2



                  HUMAN RESOURCES COMMITTEE
                  -------------------------
                   FIRST AMENDMENT TO THE
    1996 STOCK INCENTIVE PLAN OF US AIRWAYS GROUP, INC.
       (AS AMENDED AND RESTATED AS OF MAY 20, 1998)


          WHEREAS, US Airways Group, Inc. (the "Company") maintains the 1996 Stock Incentive Plan of US Airways Group,
Inc. (the "Plan"); and

          WHEREAS, Section 13 of the Plan provides that the Human Resources Committee (the "Committee") of the Board of
Directors of the Company may amend the Plan from time to time, subject to the limitations therein, and

          WHEREAS, the Company desires to amend the Plan as provided herein.

          NOW, THEREFORE, the Plan is hereby amended as follows:

          The second sentence of Section 3 of the Plan is hereby amended by deleting the number of "5,100,000" therein and inserting, in lieu thereof, the number "8,100,000".

          This First Amendment shall be effective upon its approval by the holders of a majority of the Shares present or represented and entitled to vote at the 2000 annual meeting of stockholders of the Corporation.